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The following is a transcript of the analyst meeting held by Enviri Corporation (the “Corporation”) in connection with the announcement of the proposed sale of the Corporation’s Clean Earth business to Veolia Environnement S.A.

Corporate Speakers:

•	David Martin; Enviri Corporation; Vice President, Director of Investor Relations

•	F. Nicholas Grasberger; Enviri Corporation; Chairman, Chief Executive Officer

•	Tom Vadaketh; Enviri Corporation; Senior Vice President, Chief Financial Officer

•	Russell Hochman; Enviri Corporation; President, Chief Operating Officer, Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary

PRESENTATION

(Operator) At this time, I would like to welcome everyone to this Enviri Corporation Update Conference Call. All lines have been placed on mute to avoid any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press * and the number 1 on your telephone keypad, if you would like to withdraw your question press * and 2. Also, this telephone conference presentation and accompanying webcast made on behalf of Enviri Corporation are subject to copyright by Enviri Corporation and all rights reserved.

No recordings or redistributions of this telephone conference by any other party are permitted without the express written consent of Enviri Corporation. Your participation indicates your agreement. I would now like to turn the call over to Dave Martin of Enviri Corporation. Mr. Martin, you may begin your call.

(David Martin) Thank you, Dave, and welcome to everyone joining us today. With me is Nick Grasberger, our Chairman and Chief Executive Officer, Tom Vadaketh, our Senior Vice President and Chief Financial Officer, and Russell Hochman, the future CEO of New Enviri. This morning, we will discuss our signing of a definitive agreement to sell Clean Earth to Veolia and our plans to spin off Harsco Environmental and Rail into a new public company.

After our prepared remarks, we’ll take questions. Today’s press release and a slide presentation for this call are available on our website. During this call, we will make statements that are considered forward-looking within the meaning of the federal securities laws. These statements are based on our current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from those forward-looking statements. For a discussion of such risks and uncertainties, see the risk factors section in our most recent 10-K and as updated on our subsequent 10-Qs. The company undertakes no obligation to revise or update any forward-looking statement.

Lastly, on this call, we will refer to adjusted financial results that are considered non-GAAP for SEC reporting purposes. A reconciliation of these details is included in the release today and our slide presentation. Now, I’ll turn the call to Nick.

(F. Nicholas Grasberger) Good morning, everyone, and thank you for joining us on short notice today. Earlier today, we announced that we signed a definitive agreement to sell Clean Earth for $3 billion to Veolia. This announcement culminates an in-depth strategic evaluation process that was communicated on our August 5th earnings announcement. We believe the transaction is a very positive outcome for our company, our shareholders, and our employees, and our Clean Earth and corporate teams made an all-out effort to get this transaction across the finish line over the past few months. I and the Board are very thankful to those involved. The transaction is a big step towards realizing the sum of the parts value of our business portfolio, which was ultimately our goal when we began this process. The transaction is structured to maximize value for our shareholders by minimizing tax leverage, significantly reducing our debt, and financing a large cash payout to existing shareholders.

In terms of the details, shareholders will receive a cash payout that we estimate to be between $14.50 and $16.50 per share, and an ownership interest in a new public company consisting of Harsco Environmental and Harsco Rail, which we are referring to as New Enviri. This tax-efficient transaction allows our investors to crystallize the value of Clean Earth at a highly attractive valuation, while retaining full ownership of a conservatively capitalized New Enviri.

New Enviri has a pro forma EBITDA of $135 million, with a capital structure of two times leverage. The value of Enviri, when considering the cash payout, plus the value of New Enviri, is well in excess of yesterday’s closing share price, and we believe north of $20 per share. The expected cash payout alone, on a per share basis, represents a 70% to 90% increase from our share price in early August, and a roughly 10% to 20% increase from the share price over the past few days.

I’ll speak a bit later about New Enviri, but first I’d like to briefly remind investors about the history of our Clean Earth platform. In 2018, following a formal strategic review process, the company identified the specialty waste sector as an attractive adjacency to Harsco Environmental. Within a year, we divested three industrial businesses and acquired two specialty waste businesses for just over $1 billion. Since that time, the Clean Earth platform has weathered a pandemic, extraordinary inflation in key cost categories, and a complex and full integration of the two acquired businesses to become a market leader in the U.S. specialty waste market. Over the past five years, Clean Earth’s revenues increased roughly 30%, EBITDA more than doubled, EBITDA margins tripled, and the business generated over $400 million of free cash flow. The sale price of $3 billion is not only nearly three times our initial investment, but is also at roughly 18 times trailing EBITDA. An unprecedented valuation in the specialty waste sector.

I would like to personally thank and recognize Jeff Beswick, Mike Polcovich, Liz Peterson, and the entire Clean Earth team for their exceptional effort and dedication in creating a tremendous amount of value for our shareholders, while leading the business in a manner that reflects the Enviri values.

I’m also very pleased that our Clean Earth colleagues are joining such an exceptional global organization as Veolia, that shares a similar culture and focus on environmental sustainability. I would like to congratulate Veolia and acknowledge its high degree of professionalism throughout our process. I’ll now ask Tom to provide further perspective and details about the transaction.

(Tom Vadaketh) Thank you, Nick, and good morning, everyone. As Dave Martin said earlier, we’ve posted a slide presentation that has more details about the transaction, which you can get from our website. I’ll just touch on a few points.

From the transaction proceeds, we estimate that about $1.5 billion will be used to repay debt and pay transaction costs, taxes, and related expenses. We also plan to set aside cash to support our Rail ETO contracts. While we’ve made significant progress on these contracts, risk remains, and we are evaluating what would be required to protect against this risk.

For example, the institutions providing credit support to our customers on these contracts currently may require some amount of cash to support our obligations. We’ve laid out a bridge in the appendix that walks from the $3 billion of sale proceeds to the cash paid per share, where we show a range of outcomes. We’ll know more in the coming months and we’ll narrow our estimated payout range when appropriate.

Our base case currently would lead to a cash payout towards the high end of our range of $14.50 to $16.50 per share. As far as the path forward, there are no financing contingencies with our agreement. We anticipate filing a Form 10 registration statement with the SEC in the first quarter of 2026 after we finalize our fiscal year 2025 financial results.

We also anticipate filing our proxy statement later in Q1 to solicit shareholder approval of this transaction. And accordingly, we’re targeting to close this transaction in the middle of 2026. Turning towards New Enviri, based on the 2025 guidance that we provided in early November, pro forma adjusted EBITDA for the company is expected to approximate $135 million for 2025 on a revenue base of $1.3 billion. This EBITDA figure accounts for the fact that we plan to right-size our corporate costs to align with New Enviri’s size and needs. As we mentioned with our Q3 results in early November, we recently amended our credit agreement to allow for the sale of Clean Earth and to provide a capital structure framework for our remaining businesses. At closing, we expect New Enviri to have a net leverage ratio of two times within this framework. In addition to its funded debt, the company will have an unused revolver of 1x adjusted EBITDA. Thanks, and I’ll now hand the call back to Nick.

(Nicholas Grasberger) Thank you, Tom. Turning to a further discussion on New Enviri, this new public company will have an attractive profile with two market-leading businesses with strong and trusted brands and, as Tom mentioned, a conservative capital structure. We expect New Enviri to deliver a substantial improvement in earnings and cash flow over time, and this will support material value creation, and Enviri’s shareholders will retain full participation in this upside. We believe the Harsco Environmental business troughed in the first half of 2025. Performance in the second half has improved, providing a higher base for future growth as steel markets recover and newly won sites mature and achieve run-rate profitability. In addition, our innovation pipeline has never been stronger, and the recently announced tariffs and other protectionist measures in the EU should improve pricing and production levels for our customers in our largest market.

On Harsco Rail, the new leadership team has made significant progress on our operational performance and is removing a great deal of cost. We expect demand for equipment and aftermarket parts to rebound as it has historically. With regard to the troublesome engineer-to-order contracts, we have not and will not pursue new contracts of that nature, and the smaller contracts have been largely completed, with just a few remaining to be delivered in 2026. Importantly, the risk associated with two of the three large European contracts has decreased significantly. The third contract is currently being renegotiated, and we are hopeful for a favorable outcome in the first half of next year. Additionally, cash flows from our engineer-to-order contracts are expected to turn positive in 2027. Once these contracts are resolved, overhead costs will be further reduced, and the financial profile of the rail business will improve substantially.

I would like to close by addressing our upcoming leadership transition. After more than 10 years leading Enviri, I plan to step down following the close of the transaction. Effective immediately, Russell Hochman, our long-time General Counsel, has been appointed to the additional role of President and Chief Operating Officer, with responsibility for Harsco Environmental and Harsco Rail. Russell brings deep knowledge of these businesses, having served as a member of the executive team for a decade. Russell will serve in this role until the transaction closes, at which point he will become the Chief Executive Officer of new Enviri, leading Harsco Environmental and Harsco Rail into their next chapter, and one which we expect will create meaningful shareholder value over time.

Throughout our time working together, Russell has been a trusted advisor to the key members of our executive leadership team. His contributions in leading our legal and governance efforts cannot be overstated, but his contributions and experience go well beyond that. He is a strategic thinker and a very capable leader with a strong operational and commercial focus.

He played a key role in helping to shape Enviri’s strategy and the multi-year portfolio transformation that got us to where we are today. And I know that Russell truly appreciates and supports the values and culture that underpin everything we do at Enviri. Many of you will meet Russell in the coming weeks and months, and I expect that Russell will share his vision for New Enviri as we approach the closing of the Clean Earth sale in 2026. I’ll now pass it over to Russell to make a few comments before we open the line for Q&A.

(Russell Hochman) Thanks for the kind introduction, Nick. Hello, everyone. I want to take a moment to acknowledge Nick and his role as a visionary leader who has transformed this business in so many ways, including our strategic pivot to becoming one of the leading providers of specialty waste services in a very short period of time. I am grateful to have served together during this time, and I’m excited to build on Nick’s legacy of creating substantial value for our shareholders as evidenced by today’s announcement. Since joining Enviri in 2013, I’ve had the pleasure of working together with talented colleagues to guide the company through a period of significant transformation, which has ultimately led to this transaction. I’m honored to lead our collective team as we embark on this next chapter, and I’m excited to capitalize on the value creation opportunities that we see ahead for HE and Rail.

As Nick noted, the businesses that will comprise New Enviri have certainly been navigating through a challenging period. While many of the headwinds faced have been external, we will accelerate the actions that we are taking, including reducing complexity, driving operational excellence, and managing costs. As a more focused organization, we will operate with a sense of urgency. I’m confident that both HE and Rail have the right foundations in place to deliver increasing value over time. It’s important to remember that both businesses are market-leading providers of products and services that are poised to benefit from recovery in their respective markets. In fact, as previously mentioned, we believe that HE dropped in the first half of 2025 and is delivering improved performance in the second half. For Rail, I believe this segment is approaching an inflection point, thanks to the aggressive actions we’ve taken to reduce overhead and drive operational improvements. I’ve been directly involved with the negotiations with our European ETO customers, and I will continue to make de-risking these commercial contracts a key priority of New Enviri. While there is more work to do, I expect Rail to be poised to deliver sustainable improvement following the close of the transaction and as we progress through the second half of 2026.

One of the most critical factors that will enable us to unlock the value creation potential of New Enviri is the transaction that we announced today. By deploying some of the cash proceeds from that sale to pay down debt, New Enviri will launch as an independent publicly traded company significantly less burdened by leverage and related interest costs, and we expect value to accrue to shareholders from further de-leveraging as Rail begins to generate positive free cash flow in 2027 and beyond. For 2026, we are optimistic that New Enviri will see pro forma EBITDA and free cash flow growth as we work towards positive cash generation.

In the coming months, we will have more to say about the outlook, and we’ll provide a strategic update detailing my key priorities for the company. The Clean Earth transaction announced today is a great outcome for our current Enviri shareholders, future New Enviri shareholders, and all of our stakeholders, and I’m excited about the opportunity to lead this new company as we accelerate the work underway.

I look forward to meeting many of you in the coming months to share more about our plans to enhance value for shareholders. Thank you, and I will now hand the call back to the operator for Q&A.

QUESTIONS AND ANSWERS

(Operator) We will now begin the question and answer session. To ask a question you may press * than 1 on your touchstone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you’d like to withdraw your question, please press * and then 2. Our first question comes from Larry Solow with CJS Securities. Please go ahead.

(Larry Solow) Great. Thanks. Good morning, and congratulations, Nick. It sounds like a very good, beneficial deal. I guess the first question, it feels like you have the tax shield at the corporate level. I’m just trying to figure out, how will the shareholders’ tax be treated? Has the burden been passed on to the shareholders? I’m just trying to figure that out.

(Tom Vasaketh) Hey, good morning, Larry. It’s Tom Vasaketh here. I’ll attempt to answer that question, and I’ll just maybe start by saying I’m not a tax lawyer and don’t want to start giving tax advice to investors on this call, but just generally speaking, the cash distribution that we talked about, so that’s the $14.50 to $16.50 range, that is characterized as merger consideration, and in Tom Vasaketh layman speak, effectively return of capital. And then the New Enviri shares are dividends, will be treated as dividends.

(Larry Solow) So the return of capital or merger consideration cash you’re saying, is that not taxable?

(Tom Vasaketh) That would be taxable, yes. So that would be subject to capital gains tax, yes.

(Larry Solow) Right. So it’s tax-free, but it’s not tax-free, but basically it’s been passed on to the shareholders.

(Tom Vasaketh) No, no. Yeah, but Larry, if we had not done it in this tax-efficient way, then there would have been two levels of tax. There would have been corporation tax and significant tax leakage to be followed by then tax on the shareholders anyway. So, this is a very efficient transaction for the shareholders ultimately.

(Larry Solow) All right. We can go into a discussion offline. I guess the other question is just, is there any regulatory approvals or anything that needs to be done in mid-2026?

I guess not too far off, only about six months, but is there anything that could hold this deal up or anything, or just the logistics behind the closing process. Thanks.

(F. Nicholas Grasberger) Yeah, certainly regulatory approval will be required. We’re highly confident this transaction’s going to close. These are two very complementary businesses and we’re expecting to, as we said, close sometime in the second quarter.

(Larry Solow) All right. Great. Thank you and congratulations again, Nick. I appreciate it. Yeah. Thank you.

(Operator) (Operator Instructions) Our next question comes from Rob Brown with Lake Street Capital Markets. Please go ahead.

(Robert Brown) Hi. Good morning. And congratulations, everybody, on the strong sale. I guess this first question on the kind of the multiple being paid is very good to the embedded shareholders, I think top-end kind of multiple. Could you give us a sense of the just sort of the overall interest and how many, I don’t know the exact number, but just a sense of the interest level for the business and the process?

(F. Nicholas Grasberger) Well, it was certainly very strong. As you know, this industry has been consolidating and I think most view Clean Earth as the most attractive kind of remaining business and collection of assets in this space. So, yes, there was a very, very high level of interest. But it was a relatively quick process. I mentioned that our Clean Earth team just did an outstanding job getting us to this point. And, of course, given how they drove this business over the last five years, an awful lot of credibility. And so, I think that they certainly helped the process a great deal.

(Robert Brown) Okay. Great. Thank you. And then on the new co, New Enviri business, I think you talked about an EBITDA level. What did that assume for Rail kind of in this year? And I know you haven’t exactly given guidance, but I assume if Rail improves, the sort of go-forward EBITDA levels are higher than you sort of stated.

(Tom Vasaketh) Yeah. Hi, Rob. It’s Tom here. So, yeah, we essentially — those numbers are based on our current guidance. And Rail, you could talk about maybe a negative 15-ish number.

(David Martin) And, Rob, there’s a schedule in the back of our deck this morning that lays out those details, which you may not have seen yet.

(Robert Brown) Yeah. Okay. Okay. I’ll take a look at that. Thank you. And then I think before you’ve said though, Rail kind of normalized for the ETO contracts is historically sort of 30 to 40 million. Is that — if I remember right, what the sort of historical rendering was there before all the issues?

(Tom Vasaketh) Yeah. That’s right. I would say Rail normalized for normal demand and normalized for these ETO contracts. So, the ETOs, Rob, as you know, if there is a forward loss that we record, those are not included in EBITDA, right? But the big item that impacts our reported EBITDA is the overhead structure that supports the ETOs. And that’s in the tune of $15 million to $19 million. And so, that structure will go away once the contracts are completed.

(Robert Brown) Got it. Okay. Okay. Great. And I assume based on kind of the commentary that the strategy with improving environmental and getting Rail going is going to be very similar to what you’ve been doing. But do you sort of foresee any changes under the new co? I think you talked about maybe a better balance sheet. Will that help you invest in growth and customers? And I guess just what’s the sort of changes from now to the new co situation that you expect?

(Russell Hochman) It’s Russell Hochman. I’ll respond to that. I would say we should expect to continue to focus on the strategies currently in place, which have set a great foundation. I would say, as I referred to before, accelerating those will be a priority. These ETOs, as I mentioned, I’ve been very much involved along with some of the other leaders here in de-risking those. And my expectation is that we will continue to de-risk those. And by the end of 2026, we’ll be in a better place. I’m very positive on where I think the outcomes of those will be.

(Robert Brown) Okay. Great. Congratulations again. I’ll turn it over.

(Russell Hochman) Thank you.

(Operator) This concludes our question and answer session. I would like to turn the conference back over to Dave Martin for any closing remarks.

(David Martin) Thank you, everyone, for joining this morning. If you have any follow-up questions, feel free to reach out to me. And as always, we appreciate your interest in the company and look forward to speaking with many of you in the near future. Have a good day. Thank you.

(Operator) The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

Cautionary Statement Regarding Forward-Looking Statements

This communication and any documents referred to in this communication contain certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed acquisition of the Clean Earth business (“Clean Earth”) of Enviri Corporation would be acquired by Veolia Environnement S.A. (“Veolia”) and Enviri Corporation’s related spin-off of Harsco Environmental and Rail businesses of Enviri Corporation (“New Enviri”) (such acquisition and the related spin-off, the “Proposed Transaction”). Forward-looking statements contained herein could include, among other things, statements regarding the anticipated timing of the consummation of the Proposed Transaction; statements about management’s confidence in and strategies for performance of the New Enviri; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. These forward-looking statements generally are identified by the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend,” “target,” “contemplate,” “project,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (1) the occurrence of any event, change, or other circumstance that could give rise to the right of one or multiple of the parties to terminate the Agreements between Enviri Corporation and Veolia; (2) the possibility that the Proposed Transaction does not close when expected, or at all, because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis, or at all; (3) the possibility that the Proposed Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, including those resulting from the announcement, pendency or completion of the Proposed Transaction; (4) New Enviri’s ability to successfully enter into new contracts and complete new acquisitions, divestitures or strategic ventures in the time-frame contemplated, or at all; (5) New Enviri’s inability to comply with applicable environmental laws and regulations; (6) New Enviri’s inability to obtain, renew, or maintain compliance with their operating permits or license agreements; (7) New Enviri having a smaller size and more limited resources than Enviri Corporation; (8) the seasonal nature of New Enviri’s business; (9) risks caused by customer concentration, the fixed price and long-term customer contracts, especially those related to complex engineered equipment, and the competitive nature of the industries in which New Enviri will operate; (10) the outcome of any disputes with customers, contractors and subcontractors; (11) the financial condition of New Enviri’s customers, including the ability of customers (especially those that may be highly leveraged or have inadequate liquidity) to maintain their credit availability; (12) higher than expected claims under New Enviri’s insurance policies, or losses that are uninsurable or that exceed existing insurance coverage; (13) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (14) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (15) New Enviri’s ability to attract and effectively retain key management and employees, including due to unanticipated changes to demand for New Enviri’s services, disruptions associated with labor disputes, and increased operating costs associated with union organizations; (16) New Enviri’s inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which New Enviri will operate; (17) failure to effectively prevent, detect or recover from breaches in New Enviri’s cybersecurity infrastructure; (18) changes in the worldwide business environment in which New Enviri operates, including changes in general economic and industry conditions and cyclical slowdowns impacting the steel and aluminum industries; (19) fluctuations in exchange rates between the U.S. dollar and other currencies in which New Enviri will conduct business; (20) unforeseen business disruptions in one or more of the many countries in which New Enviri will operate due to changes in economic conditions, changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards and amounts; (21) political instability, civil disobedience, armed hostilities, public health issues or other calamities; (22) liability for and implementation of environmental remediation matters; (23) product liability and warranty claims associated with the New Enviri’s operations; (24) New Enviri’s ability to comply with financial covenants and obligations to financial counterparties; (25) the outstanding indebtedness and exposure to derivative financial instruments to which New Enviri will be subject that may be impacted by, among other factors, changes in interest rates; (26) tax liabilities and changes in tax laws; (27) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in New Enviri’s pension plans and the accounting for pension assets, liabilities and expenses; (28) risk and uncertainty associated with intangible assets; and (29) the other risk factors listed from time to time in Enviri Corporation’s SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, “Risk Factors” of Enviri Corporation’s most recently filed Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Enviri Corporation cautions that these factors may not be exhaustive and that many of these factors are beyond Enviri Corporation’s ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

All forward-looking statements attributable to Enviri Corporation or New Enviri, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and Enviri Corporation and New Enviri do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If Enviri Corporation or New Enviri updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

Additional Information and Where to Find It

In connection with the Proposed Transaction, Enviri Corporation and New Enviri will be filing documents with the SEC, including preliminary and definitive proxy statements of Enviri Corporation relating to the Proposed Transaction and a registration statement relating to the shares of New Enviri. The definitive proxy statement will be mailed to Enviri Corporation’s shareholders in connection with the Proposed Transaction. This communication is not a substitute for the proxy statement, the registration statement or any other document that may be filed by Enviri Corporation or New Enviri with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at Enviri Corporation’s shareholder meeting to approve the Proposed Transaction should be made only on the basis of the information contained in Enviri Corporation’s proxy statement and documents incorporated by reference therein. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on Enviri Corporation’s website at www.enviri.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Enviri Corporation, its directors and certain of its respective executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Enviri Corporation in connection with the Proposed Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of Enviri Corporation and other persons who may be deemed to be participants in the solicitation of proxies in connection with the Proposed Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC by Enviri Corporation related to the Proposed Transaction. Information about the directors and executive officers of Enviri Corporation and their ownership of shares of Enviri Corporation common stock and other securities of Enviri Corporation can be found in the sections entitled “Non-Employee Director Compensation”, “Share Ownership of Directors, Management and Certain Beneficial Owners”, “Compensation Discussion & Analysis”, “Discussion and Analysis of 2024 Compensation”, “Termination or Change of Control Arrangements” and “Equity Compensation Plan Information as of December 31, 2024” included in Enviri Corporation’s proxy statement in connection with its 2025 Annual Meeting of Stockholders, filed with the SEC on March 12, 2025; in the Form 3 and Form 4 statements of beneficial ownership and statements of changes in beneficial ownership filed with the SEC by Enviri Corporation’s directors and executive officers; and in other documents subsequently filed by Enviri Corporation with the SEC. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on Enviri Corporation’s website at www.enviri.com.